For Immediate Release
Source: Omagine, Inc.

       Omagine, Inc. Subsidiary, Journey of Light, Inc., Signs
                   MOU with BankMuscat

NEW YORK, December 6, 2007 (PRIME NEWSWIRE) -- Omagine, Inc. (OTCBB: OMAG) (Omagine or the Company) today announced that its wholly-owned subsidiary, Journey of Light, Inc. (JOL) has signed a memorandum of understanding (MOU) with BankMuscat SAOG (BankMuscat or the Bank), the largest commercial bank in the Sultanate of Oman.

JOL and its partners (the Founder Shareholders) are currently organizing Omagine SAOC, an Omani joint stock company (the Project Company) in Oman to develop, build, own and operate its proposed real estate project in Oman (the Omagine Project).

Pursuant to the MOU, BankMuscat and the Project Company will enter into a definitive financial advisory agreement (Advisory
Agreement) subsequent to the signing of the development agreement (DA) between the Government of Oman and Omagine
S.A.O.C.  The DA is expected to be signed shortly.

Pursuant to the Advisory Agreement, the Bank will be appointed as the exclusive financial advisor to the Project Company and, among other things, will advise on its optimal capital structure; negotiate with financial institutions and potential investors; and act as placement agent for the Project Company's future debt and capital requirements.

The Company's president, Frank J. Drohan, remarked, "We are delighted to be associated with Oman's largest financial institution and are certain our collaboration with BankMuscat's highly professional team will benefit the Project Company and the Omagine Project. We have been anxious to involve Omani institutions as investors, lenders and partners and Bank Muscat's unparalleled market reach, depth and local knowledge of the Omani market will only facilitate this effort. This is a strategic alliance of great importance to us, which we believe will benefit all associated with the Omagine Project."

Drohan commented further, "As the Founder Shareholders and the Bank collaborate to organize the Project Company's financial structure and ongoing requirements, we are gratified by the Bank's objective to attain a financial structure for the Project Company that optimizes the returns to its shareholders."

JOL will own 70% of the Project Company and two other Founder
Shareholders will own the remaining 30%.

About BankMuscat SAOG:
----------------------
BankMuscat is the largest bank in Oman with assets in excess of USD 9.6 billion and 106 branches in Oman and representative offices in Dubai (UAE). BankMuscat also has a strategic stake in Centurion Bank of Punjab, one of the largest private sector banks in India and has a 49% stake in BankMuscat International
(BMI), an independent banking entity in Bahrain and is focused on becoming a GCC regional bank. The Bank has also recently opened its operations in the Kingdom of Saudi Arabia.

For further details on BankMuscat visit: www.bankmuscat.com.

About the Company's Omagine Project:
------------------------------------
The Company's planned Omagine Project is an integration of cultural, heritage, educational, entertainment and residential components. As presently planned, Omagine will be located on 1.2 million square meters of beachfront land facing the Gulf of Oman just west Muscat -- the capital city of the Sultanate of Oman and near Oman's International Airport.

The Omagine Project includes the construction and sale of approximately 3,300 residential housing units including luxury villas, townhouses and apartments plus approximately 450 serviced apartments and 150 employee apartments. The Omagine Project is expected to take between 4 to 5 years to complete.

About Omagine, Inc.:
--------------------
Omagine, Inc. is primarily involved in the real-estate development, entertainment and hospitality industries in the Middle East and North Africa.

Investors are encouraged to visit Omagine's Investor Relations
Hub at: http://www.agoracom.com/IR/Omagine or contact
OMAG@agoracom.com where they may join the investor e-mail list and/or request receipt of all future press releases and updates in real time.

For further details on Omagine, Inc. visit: www.omagine.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Omagine's business include but are not limited to: failure to sign the development agreement with the Government of Oman; the availability of financing for the Omagine Project; fluctuations in financial results, availability and customer acceptance of the Company's products and services, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in Omagine's SEC reports.

         CONTACT:
         Omagine, Inc.
         Corporate Inquiries
         Charles P. Kuczynski, Vice-President
         (212) 563-4141

         Investor Relations
         AGORACOM Investor Relations
         http://www.agoracom.com/ir/omagine
         OMAG@Agoracom.com

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Keywords: REAL ESTATE, BANKING